William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, Market Communications
847-535-0881	847-535-0879
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER REPORTS EARNINGS PER SHARE OF $1.17

FOR THE 2007 FIRST QUARTER

Company adjusts 2007 EPS forecast to reflect strong first quarter

Highlights

•	Sales up 9 percent
•	Net earnings up 18 percent
•	EPS up 26 percent
•	Repurchased 1.2 million shares
•	Generated pretax ROIC of 28.8 percent*

Click here to access a Podcast describing Grainger’s performance in more detail

CHICAGO, April 16, 2007 – Grainger (NYSE: GWW) today reported record first quarter sales and earnings for the quarter ended March 31, 2007. Sales of $1.5 billion were up 9 percent versus first quarter 2006. Net earnings for the quarter increased 18 percent to $102 million as compared to $86 million in 2006. Earnings per share grew 26 percent to $1.17, a quarterly record, as compared with $0.93 for the 2006 first quarter.

“We’re executing well on our strategy and our investments in growth are paying off,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser, “With this strong start to the year, we are raising the bottom end of our previous guidance by 10 cents. We now expect 2007 earnings per share to be in the range of $4.70 to $4.85.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 4 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2007 first quarter results

Keyser added, “We continue to gain share in this fragmented industry by serving our existing customers well and leveraging our supply chain, branch network and sales resources to find and serve new customers. We expect to earn more business by helping customers get the job done.”

Daily sales increased 8 percent in January, 10 percent in February and 9 percent in March. The company’s sales were positively affected by 1 percentage point due to strong sales of seasonal products and negatively affected by 1 percentage point as the company continues to unwind low margin contracts for automotive and integrated supply customers.

Grainger Branch-based segment

Sales in this segment, which includes branch-based businesses in the United States, Mexico and China, increased 10 percent in the 2007 first quarter. Daily sales in this segment grew by 9 percent in January, 11 percent in February and 11 percent in March.

For the quarter, sales growth in the segment was reduced by approximately 2 percentage points due to the continued wind-down of low margin contracts with integrated-supply and automotive customers. As the remaining contracts are exited throughout the year, the company expects the wind-down to negatively affect sales by 1 percentage point for the full year 2007.

During the quarter, the company opened two new full service branches in the United States, bringing the total number of branches in the segment to 440:

	First Quarter 2007 Branch Summary
	12/31/06	Opened	Closed	3/31/07
United States
Branch	408	2		410
Will Call Express	20			20
Mexico	8			8
China
Branch	1			1
Will Call Express	1			1
Total	438	2	0	440

W.W. Grainger, Inc. – 2007 first quarter results

Sales in the United States increased 10 percent, with growth coming from all customer end-markets. The strongest sales growth came from government customers followed by commercial markets. Another 1 percentage point of growth came from sales of seasonal products related to the cold weather experienced across much of the country during the quarter.

The market expansion program contributed approximately 2 percentage points to the segment’s sales growth and was profitable. Results for market expansion were:

Phase		1Q’07 Sales Increase	3/31/07 Percent Complete
1	Atlanta, Denver, Seattle	14%	100%
2	Four markets in Southern California	6%	95%
3	Houston, St. Louis, Tampa	16%	95%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	11%	90%

Work on Phase 5 (Dallas, Detroit, New York City and Phoenix) and Phase 6 (Chicago, Minneapolis, Pittsburgh and San Francisco) continued during the quarter, but neither reached 50 percent completion.

Additions to the product line made in 2006 and 2007 contributed approximately 3 percentage points to the growth in the segment. The U.S. branch-based business added approximately 25,000 new products in the most recently issued catalog; these were primarily in the plumbing, fastener, material handling and security product lines. The company expects to add more products throughout the year.

Sales in Mexico were up 20 percent in the quarter versus the same period in 2006. In local currency, sales rose 24 percent. Sales benefited from strong growth in the northeast and south central regions of the country as well as the addition of branches in Chihuahua and Santa Catarina in 2006.

W.W. Grainger, Inc. – 2007 first quarter results

In China, the company added more sales people to drive sales growth in 2007. Sales for this start-up business were less than $1 million for the quarter.

Operating earnings for the quarter were up 21 percent in the Grainger Branch-based segment, the result of positive operating leverage from the 10 percent sales growth and a 0.6 percentage point increase in gross profit margins. The improvement in gross profit margins was primarily attributable to positive inflation recovery, while operating expenses grew at a slower rate than sales.

Acklands-Grainger Branch-based segment

Sales for the quarter were up 2 percent versus the 2006 first quarter, up 4 percent in local currency, largely due to tough comparisons. On a daily basis, sales in local currency were up 5 percent in January, 3 percent in February and 4 percent in March. Sales were stronger in the oil and gas sector partially offset by weakness in mining, forestry and manufacturing industries.

During the quarter, Acklands closed one branch, ending the quarter at 154 branches:

	First Quarter 2007 Branch Summary
	12/31/06	Opened	Closed	3/31/07
Canada	155		(1)	154

Operating earnings increased 131 percent for the 2007 first quarter, the result of improved gross profit margins and lower operating expenses. This improvement in operating performance is consistent with the company’s expectations.

Lab Safety Supply (LSS)

Sales for the first quarter of 2007 were up 5 percent versus the 2006 first quarter. Daily sales were up 7 percent in January, 6 percent in February and 3 percent in March. Sales from three acquisitions made during 2006 – Rand Materials Handling Equipment in January 2006 and Professional Inspection Equipment and Construction Book Express in November 2006 – contributed 6 percentage points to the sales growth.

W.W. Grainger, Inc. – 2007 first quarter results

Operating earnings declined $0.6 million or 4 percent for the 2007 first quarter. Gross profit margins declined 0.9 percentage point, primarily the result of customer and product mix, and operating expenses, which grew faster than sales. Higher media and information technology costs were the primary drivers of the operating expense increase.

Other

The gain on sales of fixed assets in the 2007 first quarter, which included the sale of real estate related to the market expansion program, totaled $1.3 million. There were no comparable sales in the first quarter of 2006.

The effective income tax rate was 38.6 percent in the 2007 and 2006 first quarters. Excluding the effect of equity in unconsolidated entities, which is recorded net of tax, the effective tax rate for the 2007 quarter was 38.5 percent versus 38.9 percent in the 2006 quarter.

Cash flow

Operating cash flow was $73 million for the 2007 first quarter. The company used cash from operations to fund growth initiatives. Capital expenditures were $36 million for first quarter compared to $30 million in the first quarter 2006. In the quarter, Grainger repurchased 1.2 million shares of stock for a total of $89 million. Approximately 6.6 million shares remain under the current repurchase authorization. Dividends paid in the first quarter were $25 million.

W.W. Grainger, Inc. – 2007 first quarter results

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Click here to view information about the company, including a history of daily sales by segment and a prerecorded message regarding first quarter 2007 results.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “forecast,” “range,” “guidance,” “expect,” “expects,” “expectations,” “continues to unwind,” “percent complete,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2007 first quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended March 31,
	($ in thousands except for per share data)
	2007	2006
Net sales	$ 1,546,658	$ 1,419,117
Cost of merchandise sold	914,570	848,790
Gross profit	632,088	570,327

Warehousing, marketing and administrative expenses	469,503	435,910
Operating earnings	162,585	134,417

Other income and (expense)
Interest income	4,022	5,359
Interest expense	(577)	(493)
Equity in income (loss) of unconsolidated entities	(342)	1,207
Unclassified-net	33	(123)
Total other income and (expense)	3,136	5,950

Earnings before income taxes	165,721	140,367

Income taxes	63,934	54,134

Net earnings	$ 101,787	$ 86,233

Earnings per share -Basic	$ 1.21	$ 0.96
-Diluted	$ 1.17	$ 0.93

Average number of shares outstanding -Basic	83,979,114	89,637,735
-Diluted	86,758,949	92,484,701

Segment results:
	2007	2006
Sales
Grainger branch-based	$ 1,296,382	$ 1,177,141
Acklands-Grainger	142,050	139,022
Lab Safety Supply	109,100	103,879
Intersegment sales	(874)	(925)
Net sales to external customers	$ 1,546,658	$ 1,419,117

Operating earnings
Grainger branch-based	$ 160,236	$ 132,852
Acklands-Grainger	8,948	3,878
Lab Safety Supply	14,610	15,227
Unallocated expense	(21,209)	(17,540)
Operating earnings	$ 162,585	$ 134,417

Company operating margin	10.5%	9.5%
ROIC* for Grainger branch-based	36.4%	32.3%
ROIC* for Acklands-Grainger	11.4%	4.8%
ROIC* for Lab Safety Supply	32.0%	38.2%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2007 first quarter results

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	At March 31,
	($ in thousands)
	2007	2006
Assets
Cash and Cash Equivalents	$ 325,472	$ 493,883
Accounts Receivable – net (1)	611,126	569,600
Inventories	815,891	805,591
Other Current Assets	116,742	136,719
Total Current Assets	1,869,231	2,005,793
Property, Buildings and Equipment – net (2)	802,373	775,820
Investments in Unconsolidated Entities (3)	8,228	30,158
All Other Assets (4)	393,224	337,561
Total Assets	$ 3,073,056	$ 3,149,332

Liabilities And Shareholders’ Equity
Current Maturities of Long-Term Debt	$ 4,590	$ 4,590
Trade Accounts Payable	378,432	357,875
Other Current Liabilities	307,824	304,893
Total Current Liabilities	690,846	667,358
Long-Term Debt	4,895	4,895
All Other Liabilities (5)	163,860	124,056
Shareholders’ Equity (6)	2,213,455	2,353,023
Total Liabilities and Shareholders’ Equity	$ 3,073,056	$ 3,149,332

(1)	Accounts receivable-net increased by $42 million, or 7%, primarily due to higher sales.

(2)	Depreciation and amortization of property, buildings, and equipment amounted to $24 million for the 2007 first quarter and $23 million for the 2006 first quarter.

(3)	Investment in unconsolidated entities decreased $22 million, due to the sale of Acklands-Grainger’s interest in the USI-AGI Prairies joint venture in the second quarter of 2006.

(4)	Other assets increased $56 million, or 16%, due primarily to an increase in deferred taxes and increased intangibles related to the acquisitions.

(5)

All other liabilities increased $40 million, or 32%, due primarily to postretirement health care benefits as a result of the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” during the fourth quarter of 2006.

(6)	Common stock outstanding as of March 31, 2007 was 83,560,089 shares as compared with 89,769,312 shares at March 31, 2006. The Company repurchased 1.2 million shares during the 2007 first quarter.

W.W. Grainger, Inc. – 2007 first quarter results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Three Months Ended March 31,
	($ in thousands)
	2007	2006
Cash Flows from Operating Activities:
Net Earnings	$ 101,787	$ 86,233
Depreciation and Amortization	29,923	27,117
(Income) Loss in Unconsolidated Entities	341	(1,207)
(Increase) Decrease in Accounts Receivable – net	(46,013)	(52,205)
(Increase) Decrease in Inventories	12,342	(14,256)
(Increase) Decrease in Prepaid Expenses	(7,733)	(4,411)
Increase (Decrease) in Trade Accounts Payable	44,004	36,424
Increase (Decrease) in Other Current Liabilities	(120,450)	(112,565)
Other – net	58,885	61,746

Net Cash Provided by Operating Activities	73,086	26,876

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(32,246)	(28,632)
Additions for Capitalized Software	(727)	(1,536)
Other – net	12,389	(18,385)

Net Cash Used in Investing Activities	(20,584)	(48,553)

Cash Flows from Financing Activities:
Cash Dividends Paid	(24,519)	(21,591)
Purchase of Treasury Stock	(89,371)	(35,851)
Other – net	38,061	28,067

Net Cash Used in Financing Activities	(75,829)	(29,375)

Exchange Rate Effect on Cash and Cash Equivalents	328	41

Net (Decrease) in Cash and Cash Equivalents from beginning of year	$ (22,999)	$ (51,011)

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